Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

ACACIA RESEARCH CORPORATION

Acacia Research Corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Certificate of Incorporation, as amended, of the Company, and pursuant to the provisions of the DGCL, the Board adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of three hundred fifty thousand (350,000) shares of Series A Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue three hundred fifty thousand (350,000) shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Shares”), which shall have the following powers, designations, preferences and other special rights:

(1) Ranking. The Series A Preferred Shares shall rank prior and superior to all of the Common Stock and any other capital stock of the Company with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event. The rights of the shares of Common Stock and other capital stock of the Company shall be of junior rank to and subject to the preferences and relative rights of the Series A Preferred Shares. The Company shall be permitted to issue capital stock, including preferred stock, that is junior in rank to the Series A Preferred Shares in respect of the preferences as to dividends and other distributions, redemption payments and payments upon a Liquidation Event (such stock being referred to hereinafter collectively as “Junior Stock”), provided, that the maturity date (or any other date requiring redemption, repayment or any other payment, including, without limitation, dividends in respect of any such shares of preferred stock) of any such junior preferred shares is not on or before 91 days after the Maturity Date.

(2) Prepayment. Other than as specifically permitted by this Certificate of Designations, Preferences and Rights of Series A Preferred Shares of the Company (this “Certificate of Designations”), the Company may not prepay any portion of any outstanding Conversion Amount.

(3) Liquidation. In the event of a Liquidation Event, holders of Series A Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive in cash out of the assets of the Company legally available therefor, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”) upon such Liquidation Event, but before any amount shall be paid to the holders of Junior Stock, an amount per Series A Preferred Share equal to the greater of (i) the Conversion Amount and (ii) the amount that would have been received had such Series A Preferred Shares been converted into Common Stock immediately prior to such Liquidation Event at the then effective Conversion Price (without regard to any limitations on conversion); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company, if any, that are of equal rank with the Series A Preferred Shares as to payments of Liquidation Funds (such stock being referred to hereinafter collectively as “Pari Passu Stock”), if any, then each Holder and each holder of any such Pari Passu Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds that would be payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all Holders and holders of Pari Passu Stock.

(4) Dividends. From and after the first date of issuance of any Series A Preferred Shares (the “Issuance Date”), (i) the Holders of record as they appear on the stock books of the Company on the fifteenth (15th) day (even if such day is not a Business Day) (a “Preferential Dividend Record Date”) of the calendar month immediately preceding the first (1st) Business Day of each succeeding Calendar Quarter (each such date, a “Preferential Dividend Date”), shall be entitled to receive, to the fullest extent permitted by law and out of funds lawfully available therefor, before any dividends shall be declared, set apart for or paid upon the Common Stock or any other Junior Stock, cash dividends, by wire transfer of immediately available funds, per Series A Preferred Share on the applicable Preferential Dividend Date in arrears for the previous Calendar Quarter equal to an amount of cash calculated at the applicable Preferential Dividend Rate on the Stated Value of each such Series A Preferred Share computed on the basis of a 360-day year and twelve 30-day months (the “Preferential Dividends”) and (ii) the Holders on the record date fixed for holders of Common Stock for dividends and distributions (or, in the event no such date is fixed, on the Preferential Dividend Record Date) shall be entitled to receive, concurrently with the dividends and distributions to the holders of Common Stock (or, in the event no such dividends or distributions are made, on the Preferential Dividend Date), such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series A Preferred Shares into Common Stock (without regard to any limitations on conversion) and had held such shares of Common Stock on such record date (the “Participating Dividends” and together with the Preferential Dividends, the “Dividends”); provided, however, to the extent that the Holder’s Participating Dividends includes the right to receive any such shares of Common Stock that would result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership or any other rights (except as set forth in this proviso) of such shares of Common Stock to such extent) and the portion of such Participating Dividends shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Participating Dividends (and any Participating Dividends declared or made on such initial Participating Dividends held similarly in abeyance) to the same extent as if there had been no such limitation. Dividends on the Series A Preferred Shares shall commence accruing on the Issuance Date, shall be cumulative and shall continue to accrue whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of Dividends in such fiscal year, so that if in any fiscal year or years, Dividends in whole or in part are not paid upon the Series A Preferred Shares for any reason, unpaid Dividends shall accumulate thereon. If the Company fails to declare and pay in cash full Preferential Dividends on the Series A Preferred Shares on any Preferential Dividend Date as provided in this Section 4, then any Preferential Dividends payable on such Preferential Dividend Date on the Series A Preferred Shares but not paid shall accrue and bear interest at a rate equal to the Preferential Dividend Rate, computed on the basis of a 360-day year and twelve 30-day months, from and including the applicable Preferential Dividend Date to but excluding the day on which the Company shall have paid in cash in accordance with this Section 4 all Dividends on which the Series A Preferred Shares that are then in arrears or until the conversion or redemption of the applicable shares of Series B Preferred Shares. From and after the occurrence and during the continuance of a Triggering Event, the Preferential Dividend Rate shall be increased to either (i) seven percent (7.0%) per annum if before the consummation of an Approved Investment or (ii) ten percent (10.0%) per annum if after the consummation of an Approved Investment. In the event that such Triggering Event is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided, that the Preferential Dividends as calculated and unpaid at such increased rate during the continuance of such Triggering Event shall continue to apply to the extent relating to the days after the occurrence of such Triggering Event through and including the date of cure of such Triggering Event; provided, further, that for the purpose of this Section 4, such Triggering Event shall not be deemed cured unless and until any accrued and unpaid Dividends shall be paid to the Holders, including, without limitation, Preferential Dividends accrued at the applicable increased rate. The Company and its Subsidiaries shall not redeem or repurchase any Equity Interests or pay any dividends with respect to any Equity Interests (other than Series A Preferred Shares pursuant to the terms of this Certificate of Designation) unless the Company has declared all Dividends on the Series A Preferred Shares that have accrued through the Preferential Dividend Record Date immediately preceding the date of such redemption or repurchase and paid all Dividends on the Series A Preferred Shares that are payable through the Preferential Dividend Date immediately preceding the date of such redemption or repurchase.

(5) Conversion of Series A Preferred Shares. At any time or times after the Issuance Date, the Series A Preferred Shares shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 5.

(a) Holder’s Conversion Right. Subject to the provisions of Section 5(e), at any time or times on or after the Issuance Date, any Holder shall be entitled to convert all or any portion of the Conversion Amount of any Series A Preferred Shares, into fully paid and nonassessable shares of Common Stock in accordance with this Section 5 at the Conversion Rate (as defined below).

(b) Conversion. The number of shares of Common Stock issuable upon conversion of each Series A Preferred Share pursuant to Section 5(a) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Series A Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The applicable Conversion Rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

(c) Mechanics of Conversion. The conversion of Series A Preferred Shares shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Series A Preferred Shares into shares of Common Stock on any date on or after the Issuance Date (a “Conversion Date”), a Holder shall (A) deliver to the Company on or prior to 11:59 p.m., New York time, on such date, a copy of a properly completed notice of conversion executed by the Holder of the Series A Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (a “Conversion Notice”) and (B) if required by Section 5(c)(vi), but without delaying the Company’s requirement to deliver shares of Common Stock on the applicable Share Delivery Date (as defined below), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Series A Preferred Shares being converted (or comply with the procedures set forth in Section 22) (the “Series A Preferred Stock Certificates”). No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice be required.

(ii) Company’s Response. Upon delivery to the Company of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within one (1) Trading Day, send a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the earlier of (A) the number of Trading Days comprising the Standard Settlement Period and (B) the second (2nd) Trading Day following the date on which the Holder has delivered the applicable Conversion Notice to the Company (a “DTC Share Delivery Date”), provided that (A) the shares of Common Stock issuable upon such conversion are subject to an effective resale registration statement in favor of such Holder or (B) if converted at a time when Rule 144 would be available for immediate resale of the shares of Common Stock issuable upon such conversion by such Holder, the Company shall credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with the Depository Trust Company (“DTC”) through its Deposit/Withdrawal at Custodian (“DWAC”) system. On or before the fifth (5th) Trading Day following the date on which the Holder has delivered the applicable Conversion Notice to the Company (a “Book-Entry Delivery Date” and together with the DTC Share Delivery Date, a “Share Delivery Date”), the shares of Common Stock issuable upon conversion are not subject to an effective resale registration statement in favor of such Holder and, if converted at a time when Rule 144 would not be available for immediate resale of the shares of Common Stock issuable upon conversion by such Holder, the Company shall (i) issue the number of shares of Common Stock to which the Holder shall be entitled with such restrictive legends as shall be required pursuant to Section 4(y) of the Securities Purchase Agreement, registered in the name of the Holder or its designee in book-entry form at the Transfer Agent and (ii) deliver to the address as specified in the applicable Conversion Notice a copy from the Company’s books and records evidencing such issuance. If a Series A Preferred Stock Certificate is physically submitted in connection with any conversion and if the number of Series A Preferred Shares represented by the Series A Preferred Stock Certificate(s) submitted for conversion is greater than the number of Series A Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than five (5) Business Days after delivery of the Series A Preferred Stock Certificate(s) and at its own expense, issue and deliver to such Holder a new Series A Preferred Stock Certificate representing the number of Series A Preferred Shares not converted. The Company’s obligations to issue and deliver shares of Common Stock in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by such Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination. While any Series A Preferred Shares are outstanding, the Company shall use a transfer agent that participates in DTC Fast Automated Securities Transfer (“FAST”) Program.

(iii) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the applicable Conversion Date, irrespective of the date such shares of Common Stock are credited to such Holder’s account with DTC or the date of delivery of the certificates evidencing such shares of Common Stock, as the case may be.

(iv) Company’s Failure to Timely Convert.

(A) Cash Damages. If on or prior to the applicable Share Delivery Date the Company shall fail to issue to a Holder in book-entry from at the Transfer Agent or credit such Holder’s balance account with DTC, as applicable, for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Series A Preferred Shares or the Company fails to comply with its obligation to deliver shares of Common Stock as contemplated pursuant to clause (ii) below (unless such failure is due solely to the action or inaction of the Holder or an agent of the Holder) (each, a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (A) the Company shall pay damages to such Holder for each Trading Day of such Conversion Failure in an amount equal to 2.0% of the product of (1) the sum of the number of shares of Common Stock not issued to such Holder on or prior to the applicable Share Delivery Date and to which such Holder is entitled, and (2) the Weighted Average Price of the shares of Common Stock on the applicable Share Delivery Date and (B) in addition to the foregoing, if on or after the applicable Share Delivery Date such Holder purchases (in an open market transaction or otherwise) shares of Common Stock relating to the applicable Conversion Failure (a “Buy-In”), within two (2) Trading Days after such Holder’s request and in such Holder’s discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to issue and deliver such certificate or credit such Holder’s balance account with DTC for such shares of Common Stock shall terminate, or (ii) promptly honor its obligation to deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for such shares of Common Stock, as applicable, and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price of the Common Stock on the applicable Conversion Date. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon conversion of the Series A Preferred Shares as required pursuant to the terms hereof, but if the Holder exercises its Buy-In right, then such remedy shall be the sole and exclusive remedy for such Exercise Failure.

(B) Void Conversion Notice. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled on the applicable Share Delivery Date with respect to a conversion of Series A Preferred Shares, then such Holder, upon written notice to the Company may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Series A Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 5(c)(iv)(A) or otherwise.

(v) Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Series A Preferred Shares, the Company, subject to Section 5(e), shall convert from each holder electing to have Series A Preferred Shares converted at such time a pro rata amount of such holder’s portion of Series A Preferred Shares submitted for conversion based on Stated Value of Series A Preferred Shares submitted for conversion on such date by such holder relative to the aggregate Stated Value of Series A Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Series A Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 19.

(vi) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Series A Preferred Shares in accordance with the terms hereof, a Holder thereof shall not be required to physically surrender the certificate representing the Series A Preferred Shares to the Company unless (A) the full or remaining number of Series A Preferred Shares represented by the certificate are being converted, in which case such Holder shall deliver such stock certificate to the Company as soon as reasonably practicable following such conversion or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series A Preferred Shares upon physical surrender of any Series A Preferred Shares. Each Holder and the Company shall maintain records showing the number of Series A Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holders and the Company, so as not to require physical surrender of the certificate representing the Series A Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Series A Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. If the Company does not update its records to record such Stated Value and Dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Company’s records shall be automatically deemed updated to reflect such occurrence. Notwithstanding the foregoing, if Series A Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Series A Preferred Shares unless such Holder first physically surrenders the certificate representing the Series A Preferred Shares to the Company, whereupon the Company will within five (5) Business Days of receipt of such surrender, issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Series A Preferred Shares represented by such certificate within five (5) Business Days. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A Preferred Shares, the number of Series A Preferred Shares represented by such certificate may be less than the number of Series A Preferred Shares stated on the face thereof. Each certificate for Series A Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES A PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 5(c)(vi) THEREOF. THE NUMBER OF SERIES A PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SERIES A PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 5(c)(vi) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES A PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(d) Mandatory Conversion at the Company’s Election. If at any time, or from time to time, from and after November 15, 2025 (the “Mandatory Conversion Start Date”) (i) the Closing Bid Price of the Common Stock has equaled or exceeded 190% of the initial Conversion Price (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the Subscription Date, but, for the avoidance of doubt not giving effect to any adjustment to the Conversion Price pursuant to Section 5(g)) (a “Mandatory Conversion Price Condition”) for at least thirty (30) consecutive Trading Days following the Mandatory Conversion Start Date (a “Mandatory Conversion Measuring Period”) and (ii) no other Equity Conditions Failure has occurred during the period beginning on the first day of the applicable Mandatory Conversion Measuring Period relating to the applicable Mandatory Conversion (as defined below) through the applicable Mandatory Conversion Date (as defined below), the Company shall from time to time have the right to require the Holders to convert all, or any portion, of the outstanding Series A Preferred Shares, as designated in the Mandatory Conversion Notice (as defined below) relating to the applicable Mandatory Conversion on the applicable Mandatory Conversion Date into fully paid, validly issued and nonassessable shares of Common Stock at the Conversion Rate as of the applicable Mandatory Conversion Date (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 5(d) by delivering within not more than thirty (30) days following the end of any such Mandatory Conversion Measuring Period a written notice thereof by electronic mail to all Holders and the Transfer Agent (a “Mandatory Conversion Notice” and the date the Company delivers to the Transfer Agent and all Holders such notice is referred to as a “Mandatory Conversion Notice Date”). Each Mandatory Conversion Notice shall be irrevocable. Each Mandatory Conversion Notice shall (i) (a) state the Trading Day on which the applicable Mandatory Conversion shall occur, which Trading Day shall be the thirtieth (30th) Trading Day following the applicable Mandatory Conversion Notice Date (a “Mandatory Conversion Date”), (b) state the aggregate Conversion Amount of the Series A Preferred Shares which the Company has elected to be subject to such Mandatory Conversion from such Holder and all other Holders pursuant to this Section 5(d), (c) state the number of shares of Common Stock to be issued to such Holder on the applicable Mandatory Conversion Date, (d) in the event such Mandatory Conversion cannot be consummated in full due to the limitations set forth in Section 5(e)(i), state whether the Company shall on the applicable Mandatory Conversion Date redeem the Series A Preferred Shares that cannot be converted due to such limitations (such Series A Preferred Shares that the Company has elected to be subject to a Mandatory Conversion but which cannot be so converted due to the limitations set forth in Section 5(e)(i), the “Excess Mandatory Conversion Shares”) and (e) state whether the conversion of all or any portion of the Series A Preferred Shares that the Company has elected to be subject to a Mandatory Conversion will result in the issuance of a greater number of shares of Common Stock than permitted under Section 5(e)(ii) and (ii) certify that the Mandatory Conversion Price Condition relating to the applicable Mandatory Conversion has been satisfied and that there has been no other Equity Conditions Failure on any day during the period beginning on the first day of the applicable Mandatory Conversion Measuring Period prior to the related Mandatory Conversion Notice Date through the applicable Mandatory Conversion Notice Date. If the Company confirmed that there was no such Equity Conditions Failure relating to the applicable Mandatory Conversion as of the applicable Mandatory Conversion Notice Date, but an Equity Conditions Failure occurs at any time between the applicable Mandatory Conversion Notice Date and the applicable Mandatory Conversion Date (a “Mandatory Conversion Interim Period”), the Company shall provide each Holder a subsequent written notice to that effect. If there is an Equity Conditions Failure during the applicable Mandatory Conversion Interim Period, then such Mandatory Conversion shall be null and void with respect to all or any part designated by such Holder of the unconverted Series A Preferred Shares subject to the applicable Mandatory Conversion and such Holder shall be entitled to all the rights of a holder of Series A Preferred Shares with respect to such Series A Preferred Shares; provided, however, that if a Holder waives in writing an Equity Conditions Failure during the applicable Mandatory Conversion Interim Period, then the Company shall be required to proceed with the applicable Mandatory Conversion with respect to such Holder (but not with respect any Holder who has not so waived such Equity Conditions Failure). Notwithstanding anything to the contrary in this Section 5(d), until the applicable Mandatory Conversion has occurred, the Series A Preferred Shares subject to the applicable Mandatory Conversion may be (i) converted, in whole or in part, by a Holder into shares of Common Stock pursuant to Section 5 and/or (ii) exchanged, in whole or in part, by a Holder into Exchange Notes and Exchange Series B Warrants pursuant to Section 16. All Series A Preferred Shares converted by a Holder after a Mandatory Conversion Notice Date pursuant to Section 5(c) or exchanged pursuant to Section 16 shall reduce the Series A Preferred Shares required to be converted on the related Mandatory Conversion Date. If a Mandatory Conversion cannot be consummated in full due to the limitations set forth in Section 5(e)(i), then (i) on the applicable Mandatory Conversation Date, only that portion of the applicable Mandatory Conversion that complies with the limitations set forth in Section 5(e)(i) shall occur and (ii) such Holder must promptly deliver one or more Conversion Notice(s) to the Company upon disposition of any securities of the Company that would permit the conversion of any portion of the applicable Mandatory Conversion not yet consummated. If a Mandatory Conversion consummated in full would violate the limitations set forth in (i) Section 5(e)(i), the Company may indicate in the related Mandatory Conversion Notice that it shall redeem the Excess Mandatory Conversion Shares on the applicable Mandatory Conversion Date in cash at a price equal to the greater of (x) 100% of the Conversion Amount of the applicable Excess Mandatory Conversion Shares and (y) the product of (1) the Conversion Amount of the applicable Excess Mandatory Conversion Shares and (2) the quotient determined by dividing (x) the highest Closing Sale Price of the Common Stock during the period beginning on the date immediately preceding the applicable Mandatory Conversion Notice Date and ending on the applicable Mandatory Conversion Date, by (y) the lowest Conversion Price in effect during such period or (ii) Section 5(e)(ii), the Company shall indicate in the related Mandatory Conversion Notice that it shall redeem the portion of the Series A Preferred Shares that is subject to a Mandatory Conversion that cannot be converted due to the limitations set forth in Section 5(e)(ii) on the applicable Mandatory Conversion Date in cash at a price per share of Common Stock that the Company is prohibited from issuing pursuant to Section 5(e)(ii) equal to the amount set forth in Section 5(h). If the Company elects to cause a Mandatory Conversion pursuant to this Section 5(d), then it must simultaneously take the same action in the same proportion with respect to all Series A Preferred Shares, to the extent practicable or, if the pro rata basis is not practicable for any reason, by lot or such other equitable method as the Company determines in good faith. At each Mandatory Conversion Date, each Series A Preferred Share to be converted pursuant to such Mandatory Conversion shall automatically be converted into fully paid, validly issued, nonassessable shares of Common Stock at the Conversion Rate as of the applicable Mandatory Conversion Date without any further act or deed on the part of the Company, any Holder or any other Person.

(e) Limitation on Conversions.

(i) Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Company shall not issue any shares of Common Stock pursuant to the terms of this Certificate of Designations, and no Holder shall have the right to any shares of Common Stock otherwise issuable pursuant to the terms and conditions of this Certificate of Designations and any such issuance shall be null and void and treated as if never made, to the extent that after giving effect to such issuance, such Holder together with the other Attribution Parties collectively would beneficially own in excess of the Maximum Percentage of the shares of Common Stock outstanding immediately after giving effect to such issuance. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by a Holder and its other Attribution Parties shall include the number of shares of Common Stock beneficially owned by such Holder and all of its other Attribution Parties plus the number of shares of Common Stock issuable to such Holder pursuant to the terms of this Certificate of Designations with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series A Preferred Shares beneficially owned by such Holder or any of its other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including any Warrants) beneficially owned by such Holder or any of its other Attribution Parties subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 5(e)(i). For purposes of this Section 5(e)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire pursuant to the terms of this Certificate of Designations without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall within one (1) Trading Day thereafter notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 5(e)(i), to exceed the Maximum Percentage, such Holder shall notify the Company of a reduced number of shares of Common Stock to be acquired pursuant to such Conversion Notice and until such notice is given by the Holder, the Company shall not be required to take any further action in connection with such Conversion Notice. For any reason at any time, upon the written request of any Holder, the Company shall within one (1) Trading Day confirm in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Shares, by such Holder and any of its other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Holder’s Series A Preferred Shares would result in such Holder and its other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which such Holder’s and its other Attribution Parties’ aggregate beneficial ownership would exceed the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio and any portion of the Conversion Amount so converted shall be reinstated, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, any Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 4.89% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, (ii) any such decrease may not be effected between (x) a Mandatory Conversion Notice Date and the related Mandatory Conversion Date or (y) a Company Optional Redemption Notice Date and the related Company Optional Redemption Date and (iii) any such increase or decrease will apply only to such Holder and its other Attribution Parties and not to any other Holder that is not an Attribution Party of such Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by a Holder for any purpose including for purposes of Section 13(d) or

Rule 16a-1(a)(1) of the Exchange Act and the Holder shall not have any rights of any kind with respect to such Excess Shares prior to the issuance of such Excess Shares, if ever, at a time when such issuance is no longer restricted pursuant to this Section 5(e)(i). The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(e)(i) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5(e)(i) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of Series A Preferred Shares.

(ii) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock pursuant to the terms of this Certificate of Designations, and the Holders shall not have the right to receive any shares of Common Stock pursuant to the terms of this Certificate of Designations, to the extent the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue pursuant to the terms of this Certificate of Designations and upon exercise of the Series A Warrants without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount. Until such approval is obtained, no Holder and no holder of Series A Warrants shall be issued in the aggregate, pursuant to the terms of this Certificate of Designations and upon exercise of the Series A Warrants, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the sum of the number of shares of Common Stock underlying the Series A Preferred Shares and Series A Warrants issued to such Holder pursuant to the Securities Purchase Agreement on the Issuance Date and the denominator of which is the sum of the aggregate number of shares of Common stock underlying all Series A Preferred Shares and Series A Warrants issued to the Buyers pursuant to the Securities Purchase Agreement on the Issuance Date (with respect to each such Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s Series A Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation with respect to such portion of the Series A Preferred Shares sold or otherwise transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any Holder shall convert all of such Holder’s Series A Preferred Shares and exercise of such Holder’s Series A Warrants into a number of shares of Common Stock which, in the aggregate, is less than such Holder’s Exchange Cap Allocation, then the difference between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders on a pro rata basis in proportion to the shares of Common Stock underlying the Series A Preferred Shares and Series A Warrants then held by each such Holder.

(f) Transfer Taxes. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(g) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 5(g).

(i) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 5(g)(i) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock issued by the Company as a dividend or other distribution in respect of the Common Stock for which an adjustment is made pursuant to Section 5(g)(iii) or deemed to have been issued or sold by the Company in connection with any Excluded Securities) for a consideration per share less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (the foregoing, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Conversion Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 5(g)(i), the following shall be applicable:

(A) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 5(g)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(B) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 5(g)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such

Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 5(g)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 5(g)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 5(g)(i) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of such Options. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration determined by the Board in good faith, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such publicly traded securities on the date of receipt of such publicly traded securities. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, in each case determined by the Board in good faith. The fair value of any consideration other than cash or publicly traded securities will be determined by the Board in good faith. If the Required Holders object in writing to any determination of fair value by the Board pursuant to this subsection within five (5) Business Days of notice of such determination (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) Business Day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. Notwithstanding anything to the contrary contained herein, if any calculation pursuant to this Section 5(g)(i)(D) would result in a Conversion Price that is lower than the par value of the Common Stock, then the Conversion Price shall be deemed to equal the par value of the Common Stock.

(E) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (II) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii) Voluntary Adjustment By Company. The Company may at any time, with the prior written consent of the Required Holders, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board.

(iii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 5(g)(iii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iv) Other Events. If any event occurs of the type contemplated by the provisions of this Section 5(g) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board will make an appropriate adjustment in the Conversion Price, as mutually determined by the Board and the Required Holders, so as to protect the rights of the Holders; provided that no such adjustment pursuant to this Section 5(g)(iv) will increase the Conversion Price as otherwise determined pursuant to this Section 5(g).

(h) Cash Payment. In the event that the Company is unable to issue and deliver (i) any shares of Common Stock in accordance with the terms of the Transaction Documents by virtue of the limitation of the Exchange Cap by operation of Section 5(e)(ii) or the Company not having a sufficient number of authorized shares as set forth in Section 12, or (ii) from and after the six (6) month anniversary of the Issuance Date, Freely Tradable Shares, the Company shall pay cash on or prior to the applicable Share Delivery Date to such Holder in exchange for such number of shares of Common Stock that are not deliverable or Freely Tradable Shares, as applicable, upon conversion of the Series A Preferred Shares at a price equal to the product of (x) such number of shares of Common Stock and (y) the highest Closing Sale Price of the Common Stock in effect at any time during the period beginning on the applicable Conversion Date and ending on the date the Company makes the payment provided for in this sentence. For the avoidance of doubt, if the Company is required to make a cash payment to a Holder pursuant to this Section 5(h), the Company shall upon and to the extent of such cash payment have satisfied its obligation to deliver shares of Common Stock upon such conversion.

(i) Notices. The Company shall provide each Holder with prompt written notice of all actions taken pursuant to this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing:

(i) Promptly upon any adjustment of the Conversion Price pursuant to Section 5(g), the Company shall give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 19.

(ii) The Company shall give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event.

(iii) The Company shall also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(6) Redemption at Option of Holders.

(a) Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events and each of the events in clauses (vi) and (vii) shall constitute a “Bankruptcy Triggering Event”:

(i) the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be filed or declared effective within the applicable time period specified in the Registration Rights Agreement, or, at any time while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any Holder for sale of all of such Holder’s Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive Trading Days or for more than an aggregate of fifteen (15) Trading Days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii) (A) the suspension of the Common Stock from trading on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of fifteen (15) Trading Days in any 365-day period or (B) the failure of the Common Stock to be listed on an Eligible Market;

(iii) the Company’s (A) failure to cure a Conversion Failure within five (5) Trading Days after the applicable Share Delivery Date or (B) notice, written or oral, to any Holder, including by way of public announcement, or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Series A Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations, other than pursuant to Section 5(e);

(iv) at any time following the fifth (5th) consecutive Business Day that a Holder’s Authorized Share Allocation (as defined in Section 12), determined as of such Business Day, is less than 130% of the sum of (A) the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of such Holder’s Series A Preferred Shares (without regard to any limitations on conversion set forth in Section 5(e) or otherwise) and (B) the number of shares of Common Stock that such Holder would be entitled to receive upon exercise in full of such Holder’s Warrants (without regard to any limitations on exercise set forth in the Warrants, except, solely with respect to the first occurrence of an Authorized Share Failure hereunder, to the extent the Company is complying with the terms set forth in Section 12(b);

(v) the Company’s failure to pay to such Holder any amount of Principal, Dividends, Redemption Price, Late Charges or other amounts when and as due under this Certificate of Designations or any other Transaction Document, except, in the case of a failure to pay Dividends and/or Late Charges when and as due, in which case only if such failure continues for a period of at least an aggregate of two (2) Business Days;

(vi) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(viii) one or more judgments, orders or awards for the payment of money aggregating (above any insurance coverage or indemnity from a credit worthy party so long as the Company provides such Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to such Holder) to the effect that such judgment, order or award is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment, order or award) in excess of $20,000,000 are rendered against the Company or any of its Subsidiaries and which judgments, orders or awards are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay;

(ix) other than as specifically set forth in another clause of this Section 6(a), the Company breaches any covenant or other term or condition set forth in this Certificate of Designations or in Section 4(u) of the Securities Purchase Agreement, except, in the case of a breach of a covenant or other term or condition of any such agreement which is curable, only if such breach continues for a period of at least an aggregate of thirty (30) days;

(x) if such Holder is a Designee, other than as specifically set forth in another clause of this Section 6(a), the Company breaches any representation, warranty, covenant or other term or condition set forth in Sections 3(b), 3(c), 3(d), 3(e), 3(i), 3(j), 3(k), 3(l), 3(p), 3(q), 3(r), 3(v), 3(ee), 3(ii), 3(mm), 4(nn), 3(qq) or 4(v) of the Securities Purchase Agreement, except, in the case of a breach of a covenant or other term or condition of any such agreement which is curable, only if such breach continues for a period of at least an aggregate of thirty (30) days;

(xi) any breach or failure in any respect to comply with Section 15 or 16 of this Certificate of Designations;

(xii) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that the Equity Conditions are satisfied or that there has been no Equity Conditions Failure or as to whether any Triggering Event has occurred;

(xiii) the Company fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder upon conversion or exercise (as the case may be) of any Securities (as defined in the Securities Purchase Agreement) acquired by the Holder under the Securities Purchase Agreement (including the Series A Preferred Shares) as and when required by such Securities, the Certificate of Designations or the Securities Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) consecutive Trading Days;

(xiv) the Company becomes an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended; or

(xv) any Event of Default (as defined in the Notes) occurs with respect to any Notes.

(b) Redemption Option Upon Triggering Event. The Company shall promptly, but in any event within one (1) Business Day, notify each Holder in writing upon the Company becoming aware that a Triggering Event has occurred (a “Notice of Triggering Event”), and, to the extent required pursuant to Section 28, simultaneously with the delivery of such notice to the Holders, file a Current Report on Form 8-K with the SEC to state such fact. In addition to all other rights of the Holders contained herein, at any time after the earlier of a Holder’s receipt of a Notice of Triggering Event and a Holder becoming aware of a Triggering Event, such Holder shall have the right, at such Holder’s option, to require the Company to redeem, to the fullest extent permitted by law and out of funds lawfully available therefor, all or a portion of such Holder’s Series A Preferred Shares (a “Triggering Event Redemption”) in cash by wire transfer of immediately available funds at a price equal to (i) if there is an Equity Conditions Failure (that is not waived in writing by such Holder), the greater of (A) the Conversion Amount being redeemed and (B) the product of (1) the Conversion Amount being redeemed and (2) the quotient determined by dividing (x) the highest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding such Triggering Event and ending on the date such Holder delivers the Notice of Redemption at Option of Holder (as defined below), by (y) the lowest Conversion Price in effect during such period, in addition to any and all other amounts due hereunder and (ii) otherwise, the Conversion Amount being redeemed (the price set forth in the immediately preceding clause (i) or clause (ii), as applicable, the “Triggering Event Redemption Price”).

(c) Mandatory Redemption upon Bankruptcy Triggering Event. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Triggering Event, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash representing the applicable Triggering Event Redemption Price, without the requirement for any notice or demand or other action by any Holder or any other Person; provided that a Holder may, in its sole and absolute discretion, waive such right to receive payment upon a Bankruptcy Triggering Event, in whole or in part, and any such waiver shall not affect any other rights of such Holder hereunder, including any other rights in respect of such Bankruptcy Triggering Event, any right to conversion, and any right to payment of the Triggering Event Redemption Price or any other Redemption Price, as applicable.

(d) Mechanics of Triggering Event Redemption at Option of Holder. At any time after the earlier of a Holder’s receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, any Holder may require the Company to redeem, to the fullest extent permitted by law and out of funds lawfully available therefor, up to all of such Holder’s Series A Preferred Shares by delivering written notice thereof (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Series A Preferred Shares that such Holder is electing to redeem. Redemptions required by this Section 6 shall be made in accordance with the provisions of Section 11.

(e) Payment of Triggering Event Redemption Price. Upon the Company’s receipt of a Notice(s) of Redemption at Option of Holder from any Holder, the Company shall as soon as practicable of such receipt notify each other Holder of the Company’s receipt of such notice(s). The Company shall deliver to a Holder an amount in cash equal to the applicable Triggering Event Redemption Price by wire transfer of immediately available funds on the third (3rd) Business Day after such Holder’s delivery of a Notice of Redemption at Option of Holder to the Company; provided that upon a Bankruptcy Triggering Event, the Company shall deliver the applicable Triggering Event Redemption Price in accordance with Section 6(c) (a “Triggering Event Redemption Date”). To the extent redemptions required by this Section 6 are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 6, but subject to Section 5(e), until the Triggering Event Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 6 (together with any interest thereon) may be (i) converted, in whole or in part, by a Holder into shares of Common Stock pursuant to Section 5 and/or (ii) exchanged, in whole or in part, by a Holder into Exchange Notes and Exchange Series B Warrants pursuant to Section 16. All Series A Preferred Shares converted by a Holder after the delivery of a Notice of Redemption at Option of Holder pursuant to Section 5(c) or exchanged pursuant to Section 16 shall reduce the Series A Preferred Shares required to be redeemed on the related Triggering Event Redemption Date. The Holders and Company agree that in the event of the Company’s redemption of any Series A Preferred Shares under this Section 6, the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section 6 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(f) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of any Triggering Event Redemption Price, such dispute shall be resolved pursuant to Section 19 with the term “Redemption Price” being substituted for the term “Conversion Rate”. A Holder’s delivery of a Void Optional Redemption Notice (as defined in Section 11(d)) and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Certificate of Designations of less than all of the Series A Preferred Shares represented by a particular Series A Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Series A Preferred Shares a Series A Preferred Stock Certificate representing the remaining Series A Preferred Shares which have not been redeemed, if necessary.

(7) Other Rights of Holders and the Company.

(a) Change of Control Redemption Right. Not less than ten (10) days prior to the consummation of a Change of Control, the Company shall deliver written notice thereof to each Holder (a “Change of Control Notice”) setting forth a description of such transaction in reasonable detail and the anticipated Change of Control Redemption Date if then known. At any time during the period beginning on the earliest to occur of (x) the public announcement of any oral or written agreement by the Company or any of its Subsidiaries (the “Announcement Date”), upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change of Control, (y) such Holder’s receipt of a Change of Control Notice, and (z) the consummation of such transaction which results in a Change of Control, and ending twenty-five (25) Trading Days after the date of the consummation of such Change of Control, such Holder may require the Company to redeem (a “Holder Change of Control Redemption”), to the fullest extent permitted by law and out of funds lawfully available therefor, all or any portion of such Holder’s Series A Preferred Shares by delivering written notice thereof (a “Holder Change of Control Redemption Notice”) to the Company, which Holder Change of Control Redemption Notice shall indicate the Conversion Amount such Holder is electing to require the Company to redeem. Within ten (10) days before or after the applicable Change of Control, the Company may redeem (a “Company Change of Control Redemption” and, together with a Holder Change of Control Redemption, a “Change of Control Redemption”) all but not less than all of such Holder’s Series A Preferred Shares by delivering written notice (a “Company Change of Control Redemption Notice” and, together with a Holder Change of Control Redemption Notice, a “Change of Control Redemption Notice”) to the Holder, which Company Change of Control Redemption Notice shall indicate the Conversion Amount the Company is electing to redeem; provided, that a Company Change of Control Redemption shall only be permitted with respect to a Change of Control in which one hundred percent (100%) of the Equity Interests of the Company is purchased for cash and/or Cash Equivalents (as defined in the Notes). If the Company elects to cause a Company Change of Control Redemption pursuant to this Section 7(a), then it must simultaneously take the same action with respect to all Series A Preferred Shares then outstanding. Any Series A Preferred Shares subject to redemption pursuant to this Section 7(a) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the sum of (A) the greater of (x) the Conversion Amount of the Series A Preferred Shares being redeemed and (y)

the product of (i) the Conversion Amount being redeemed and (ii) the quotient determined by dividing (I) the highest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding the public announcement of such Change of Control and ending on the date of such Change of Control, by (II) the lowest Conversion Price in effect during such period, in addition to any and all other amounts due hereunder and (B) the Make-Whole Amount (the “Change of Control Redemption Price”). The Company shall deliver the Change of Control Redemption Price to each Holder concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within three (3) Business Days after the delivery to the Company of such notice otherwise (the “Change of Control Redemption Date”). Redemptions required by this Section 7(a) shall be made in accordance with the provisions of Section 11 and shall have priority to payments to stockholders in connection with a Change of Control. To the extent redemptions required by this Section 7(a) are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 7(a), but subject to Section 5(e), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 7(a) (together with any interest thereon) may be (i) converted, in whole or in part, by a Holder into shares of Common Stock pursuant to Section 5, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Common Stock pursuant to Section 5 and/or (ii) exchanged, in whole or in part, by a Holder into Exchange Notes and Exchange Series B Warrants pursuant to Section 16. All Series A Preferred Shares converted by a Holder after the delivery of a Change of Control Redemption Notice pursuant to Section 5(c) or exchanged pursuant to Section 16 shall reduce the Series A Preferred Shares required to be redeemed on the related Change of Control Redemption Date. The parties hereto agree that in the event of the Company’s redemption of any portion of the Series A Preferred Shares under this Section 7(a), the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section 7(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(b) Assumption and Corporate Events. Upon the occurrence or consummation of any Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of any Fundamental Transaction that, the Company and the Successor Entity or Successor Entities, jointly and severally, shall succeed to the Company, and the Company shall cause any Successor Entity or Successor Entities to jointly and severally succeed to the Company, and be added to the term “Company” under this Certificate of

Designations (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Certificate of Designations referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Certificate of Designations with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Certificate of Designations. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock become entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, such Holder will have the right to receive upon conversion of such Holder’s Series A Preferred Shares at any time after the occurrence or consummation of such Corporate Event at its option upon surrender of such Holder’s Series A Preferred Shares upon the occurrence or consummation of the Corporate Event, shares of common stock or capital stock of the Successor Entity or Successor Entities, or if so elected by the Holder in lieu of the shares of Common Stock (or other securities, cash, assets or other property) such Holder is entitled to receive upon the conversion of such Holder’s Series A Preferred Shares prior to such Corporate Event (but not in lieu of such items still issuable under Sections 4 and 7(c), which shall continue to be receivable on the Common Stock or on such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for shares of Common Stock), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holders would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had such Holder’s Series A Preferred Shares been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion, including without limitation, the Maximum Percentage) (provided, however, to the extent that a Holder’s right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership or any other rights (except as set forth in this proviso) of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for such Holder until such time or times, as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be delivered such shares to the extent as if there had been no such limitation). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the conversion of the Series A Preferred Shares.

(c) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A Preferred Shares (without regard to any limitations or restrictions on conversions of the Series A Preferred Shares, including, without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that a Holder’s right to participate in any such Purchase Right would result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership or any other rights (except as set forth in this proviso) of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of such Holder until such time or times as its right thereto would not result in such Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(8) Optional Redemption at the Holder’s Election. At any time or times (i) during the period commencing on May 15, 2021 and ending on August 15, 2021, inclusive, (ii) during the period commencing on May 15, 2022 and ending on August 15, 2022, inclusive, (iii) during the period commencing on November 15, 2024 and ending on February 15, 2025, inclusive, and (iv) in the event the Company fails to obtain Stockholder Approval on or prior to the Stockholder Meeting Deadline (each of the events described in the immediately preceding clauses (i) through (iv), a “Holder Optional Redemption Trigger Event”); provided, however, that in cases of the immediately preceding clauses (i) and (ii) the Company shall have issued to the Buyers less than $50,000,000 of aggregate principal amount of SPA Notes, each Holder shall have the right, in its sole and absolute discretion, to require that the Company redeem (a “Holder Optional Redemption”), to the fullest extent permitted by law and out of funds lawfully available therefor, all or any portion of the Conversion Amount of such Holder’s Series A Preferred Shares then outstanding by delivering written notice thereof (a “Holder Optional Redemption Notice” and the date such Holder delivers such notice to the Company, a “Holder Optional Redemption Notice Date”) to the Company which notice shall state (i) the number of Series A Preferred Shares that is being redeemed by such Holder, (ii) the date on which such Holder Optional Redemption shall occur, which date shall be the thirtieth (30th) day from the applicable Holder Optional Redemption Notice Date (or, if such date falls on a day other than a Business Day, the next day that is a Business Day) (a “Holder Optional Redemption Date”) and (iii) the wire instructions for the payment of the applicable Holder Optional Redemption Price (as defined below) to such Holder. The portion of such Holder’s Series A Preferred Shares subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at a price equal to the product determined by multiplying (i) the applicable Holder Optional Redemption Premium and (ii) the Conversion Amount being redeemed, including, without limitation, any accrued and unpaid Dividends on such Conversion Amount and any accrued and unpaid Late Charges (as defined in Section 19(d)) on such Conversion Amount and Dividends, if any, through the applicable Holder Optional Redemption Date (a “Holder Optional Redemption Price”). On the applicable Holder Optional Redemption Date, the Company shall deliver or shall cause to be delivered to each Holder the applicable Holder Optional Redemption Price in cash by wire transfer of immediately available funds pursuant to wire instructions provided by such Holder in writing to the Company. Notwithstanding anything to the contrary in this Section 8, until the applicable Holder Optional Redemption Price is paid, in full, the Redemption Amount that is subject to the applicable Holder Optional Redemption may be (i) converted, in whole or in part, by the Holders into shares of Common Stock pursuant to Section 5 and/or (ii) exchanged, in whole or in part, by a Holder into Exchange Notes and Exchange Series B Warrants pursuant to Section 16. All Series A Preferred Shares converted by a Holder after the delivery of a Holder Optional Redemption Notice pursuant to Section 5(c) or exchanged pursuant to Section 16 shall reduce the Series A Preferred Shares required to be redeemed on the Holder Optional Redemption Date. Holder Optional Redemptions made pursuant to this Section 8 shall be made in accordance with Section 11. To the extent redemptions required by this Section 8 are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of a Holder’s Series A Preferred Shares under this Section 8, such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder.

(9) Mandatory Redemption at Maturity. If any Series A Preferred Shares remain outstanding on the Maturity Date, the Company shall redeem such Series A Preferred Shares in cash in an amount equal to the outstanding Conversion Amount for each such Series A Preferred Share (the “Maturity Date Redemption Price”). The Company shall pay the Maturity Date Redemption Price on the Maturity Date by wire transfer of immediately available funds to an account designated in writing by such Holder. All redemptions shall be made on a pro-rata basis to all holders of outstanding Series A Preferred Shares.

(10) Redemption at the Option of the Company. At any time during the period commencing on May 15, 2022 and ending on August 15, 2022, inclusive (the “Company Optional Trigger Date”), so long as (i) the Company shall have issued to the Buyers less than $50,000,000 of aggregate principal amount of SPA Notes and (ii) there has been no Equity Conditions Failure during the period beginning on the applicable Company Optional Redemption Notice Date (as defined below) through the applicable Company Optional Redemption Date (as defined below), the Company shall have the right to redeem all, but not less than all, of the Conversion Amount then remaining under the Series A Preferred Shares then outstanding (a “Company Optional Redemption Amount”) as designated in the applicable Company Optional Redemption Notice on the applicable Company Optional Redemption Date (each as defined below) (a “Company Optional Redemption”). The applicable Company Optional Redemption Amount shall be redeemed by the Company by delivery of the applicable Company Optional Redemption Price on the applicable Company Optional Redemption Date in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company at a price equal to 115% of the Conversion Amount to be redeemed, including, without limitation, any accrued and unpaid Dividends on such Conversion Amount and any accrued and unpaid Late Charges on such Conversion Amount and Dividends, if any through the applicable Company Optional Redemption Date (a “Company Optional Redemption Price”). The Company may exercise its right to require redemption under this Section 10 by delivering within five (5) Trading Days of the Company Optional Trigger Date a written notice thereof to all, but not less than all, of the Holders (a “Company Optional Redemption Notice” and the date all of the Holders receive such notice is referred to as a “Company Optional Redemption Notice Date”). Each Company Optional Redemption Notice shall be irrevocable. Each Company Optional Redemption Notice shall (i) state the date on which the applicable Company Optional Redemption shall occur (a “Company Optional Redemption Date”), which date shall be the ninetieth (90th) day following the applicable Company Optional Redemption Notice Date; provided that if such date falls on a day that is not a Business Day, the next day that is a Business Day and (ii) state the aggregate Company Optional Redemption Amount which the Company has elected to be subject to Company Optional Redemption from the Holders pursuant to this Section 10 on the applicable Company Optional Redemption Date and (iii) certify that there has been no Equity Conditions Failure on the applicable Company Optional Redemption Notice Date. If the Company confirmed that there was no such Equity Conditions Failure as of the applicable Company Optional Redemption Notice Date but an Equity Conditions Failure occurs between the applicable Company Optional Redemption Notice Date and the applicable Company Optional Redemption Date (a “Company Optional Redemption Interim Period”), the Company shall provide the Holders a subsequent written notice to that effect. If there is an Equity Conditions Failure during such Company Optional Redemption Interim Period, then the applicable Company Optional Redemption shall be null and void with respect to all or any part designated by such Holder of the applicable unconverted Company Optional Redemption Amount and such Holder shall be entitled to all the rights of a Holder with respect to such applicable Company Optional Redemption Amount. Notwithstanding anything to the contrary in this Section 10, until the applicable Company Optional Redemption Price is paid, in full, the applicable Company Optional Redemption Amount may be (i) converted, in whole or in part, by the Holders into shares of Common Stock pursuant to Section 5 and/or (ii) exchanged, in whole or in part, by a Holder into Exchange Notes and Exchange Series B Warrants pursuant to Section 16. All Conversion Amounts converted or exchanged by a Holder after the applicable Company Optional Redemption Notice Date shall reduce such Holder’s Company Optional Redemption Amount required to be redeemed on the applicable Company Optional Redemption Date. Company Optional Redemptions made pursuant to this Section 10 shall be made in accordance with Section 11. To the extent redemptions required by this Section

10 are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of the Series A Preferred Shares under this Section 10, the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. For the avoidance of doubt, any Conversion Amount that is subject to a Conversion Notice delivered to the Company may no longer be subject to a Company Optional Redemption even if the shares issuable upon such conversion have not been delivered on or prior to the Company Optional Redemption Date. If the Company elects to cause a Company Optional Redemption pursuant to this Section 10, then it must simultaneously take the same action in the same proportion with respect to all Series A Preferred Shares to the extent practicable or, if the pro rata basis is not practicable for any reason, by lot or such other equitable method as the Company determines in good faith.

(11) Redemptions.

(a) General. The Company shall pay the applicable Redemption Price on the applicable Redemption Date to each Holder in cash by wire transfer of immediately available funds pursuant to wire instructions provided by such Holder in writing to the Company on the applicable due date. In the event of a redemption of less than all of the Conversion Amount of a Holder’s Series A Preferred Shares, the Company shall promptly cause to be issued and delivered to the Holder a new Series A Preferred Stock Certificate representing the outstanding Stated Value which has not been redeemed and any accrued Dividend on such Stated Value and any accrued and unpaid Late Charges on such Stated Value and Dividends, if any, which shall be calculated as if no Redemption Notice has been delivered. If the Company is unable to redeem all of the Series A Preferred Shares submitted for redemption, the Company shall in addition to any remedy such Holder may have under this Certificate of Designations, pay to each Holder interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) in respect of each unredeemed Series A Preferred Share until paid in full.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any Holder or holder of Notes, if any, for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 6(b), Section 7(a) or Section 8 or pursuant to analogous provisions set forth in the Notes (each, an “Other Redemption Notice”), the Company shall promptly, but no later than one (1) Business Day of its receipt thereof, forward to each Holder a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of such Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of a Holder’s Redemption Notice and the Company is unable to redeem the entire Redemption Prices and such other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each Holder and holder of Notes, if any, based on the Stated Value of the Series A Preferred Shares and principal amount of Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

(c) Insufficient Assets. If upon a Redemption Date, the assets of the Company are insufficient to pay the applicable Redemption Price, the Company shall redeem on such date, pro rata among the Holders and the Holders of Notes, if any, to be redeemed in proportion to the aggregate number of Series A Preferred Shares then held by each such holder and principal amounts of Notes outstanding on the applicable Redemption Date. Dividends on the Stated Value of the Series A Preferred Shares that have not been redeemed shall continue to accrue until such time as the Company redeems such Series A Preferred Shares.

(d) Void Redemption. In the event that the Company does not pay a Redemption Price within the applicable time period, at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Series A Preferred Shares that were submitted for redemption by such Holder and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid, by sending written notice thereof to the Company (the “Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Redemption Notice of Holder shall be null and void with respect to those Series A Preferred Shares subject to the Void Optional Redemption Notice and (ii) the Company shall immediately return any Series A Preferred Shares subject to the Void Optional Redemption Notice. A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of any amounts, including Late Charges, which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(12) Reservation of Shares.

(a) Reservation. The Company shall at all times reserve out of its authorized and unissued shares of Common Stock a number of shares of Common Stock for the Series A Preferred Shares equal to 130% of the maximum number of shares of Common Stock issuable with respect to the Series A Preferred Shares (without regard to any limitations on conversion set forth in Section 5(e)). So long as any of Series A Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, at least the number of shares of Common Stock specified above in this Section 12(a) as shall from time to time be necessary to effect the conversion of all of the Series A Preferred Shares then outstanding, assuming that the Conversion Price at the applicable date of determination shall be the Conversion through the Maturity Date (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Shares and for exercises of the Warrants and each increase in the number of shares so reserved shall be allocated among the Holders and the holders of the Warrants pro rata based on the total number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares then outstanding and upon exercise of the Warrants then outstanding (in each case, without regard to any limitations on conversion or exercise set forth in Section 5(e) and analogous provisions under the Warrants) (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer such holder’s Series A Preferred Shares or Warrants, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation with respect to such portion of Series A Preferred Shares and/or Warrants sold or otherwise transferred. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series A Preferred Shares or Warrants shall be allocated to the Holders and the remaining holders of Warrants, pro rata based on the total number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares then outstanding and upon exercise of the Warrants then outstanding (in each case, without regard to any limitations on conversion or exercise set forth in Section 5(e) and analogous provisions under the Warrants).

(b) Insufficient Authorized Shares. If at any time while any of the Series A Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series A Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall use its reasonable best efforts to promptly take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Series A Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall either (x) obtain the written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock and provide each stockholder with an information statement with respect thereto or (y) hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause the Board to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if during any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

(13) Voting Rights. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder’s Series A Preferred Shares would be convertible on the record date for the vote or consent of stockholders (without regard to any limitations on conversion, including, without limitation, the Maximum Percentage, but subject to the limitations on conversion set forth in Section 5(e)(ii)), and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock; provided, however, that the Required Holders, by written notice to the Company, may terminate the voting rights set forth in this Section 13 effective at any time from and after the registration of the Series A Preferred Shares under the Exchange Act. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders, in which case the Holders only shall vote as a separate class.

(14) Equal Treatment of Holders. No consideration shall be offered or paid to any of the Holders to amend or waive or modify any provision of the Series A Preferred Shares, unless the same consideration (other than the reimbursement of legal fees) is also offered to all of the Holders. This provision constitutes a separate right granted to each of the Holders by the Company and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(15) No Dilutive Issuances. Until all of the Series A Preferred Shares have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, and the Company shall not permit any of its Subsidiaries to, without the prior written consent of the Required Holders, directly or indirectly, effect a Dilutive Issuance (but excluding shares of Common Stock deemed to have been issued or sold by the Company (as determined pursuant to Section 5(g)) in connection with any Permitted Securities) on or prior to the date that is ninety (90) days following the Stockholder Meeting Deadline.

(16) Exchange. From and after the consummation of an Additional Closing any Holder may, in its sole and absolute discretion, exchange (an “Exchange”) all or any portion of such Holder’s Series A Preferred Shares (the Stated Value of the Series A Preferred Shares elected to be exchanged by such Holder, the “Exchange Amount”), without any additional consideration, for (i) Senior Secured Convertible Notes of the Company in the form attached as Exhibit B to the Securities Purchase Agreement (the “Exchange Notes”) and (ii) Series B Warrants to purchase Common Stock in the form attached as Exhibit C-2 to the Securities Purchase Agreement (the “Exchange Series B Warrants”). In the event that such Holder exercises this right, the Company shall take all actions necessary, advisable or reasonably requested by such Holder to cause such Exchange to be promptly consummated in favor of such Holder, and to promptly issue such Exchange Notes and Exchange Series B Warrants. The Exchange Notes (i) shall be of like tenor with the Notes issued on an Additional Closing pursuant to the Securities Purchase Agreement,

(ii) shall represent, as indicated on the face of such new Exchange Note, the Exchange Amount, (iii) shall have an issuance date, as indicated on the face of such new Exchange Note, which is the date of the issuance of the applicable Exchange Note, (iv) shall have the same rights and conditions as the Notes issued on an Additional Closing pursuant to the Securities Purchase Agreement, including, without limitation, with respect to its ranking and security interest, and (v) shall represent accrued and unpaid Interest and Late Charges (each as defined in the Notes), if any, on the Principal (as defined in the Notes) and Interest of such Principal, equal to any accrued and unpaid Dividends and Late Charges, if any, on the Stated Value and Dividends of the Series A Preferred Shares surrendered in such Exchange through the date of the consummation of such Exchange. The Exchange Series B Warrants (i) shall be of like tenor with the Series B Warrants issued on the Initial Closing pursuant to the Securities Purchase Agreement, (ii) shall represent, as indicated on the face of such Exchange Series B Warrant, the right to purchase a number of Series B Warrant Shares equal to the applicable Exchange Amount divided by the Conversion Price as in effect on the applicable date such Exchange is consummated rounded up to the nearest whole number, (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the date of the issuance of the applicable Exchange Series B Warrants, and (iv) shall have the same rights and conditions as the Series B Warrants issued on the Initial Closing pursuant to the Securities Purchase Agreement. For the purposes of Rule 144, the Company acknowledges and agrees that the holding period of any Exchange Note and Exchange Series B Warrants may be tacked onto the holding period of the Series A Preferred Shares surrendered in such Exchange, and the Company agrees not to take a position contrary to this Section 16. Following any such exchange pursuant to this Section 16, such Holder’s Series A Preferred Shares Note shall remain outstanding in accordance with its terms as to all amounts payable hereunder that have not been exchanged for Exchange Notes and Series B Warrants in the applicable Exchange, if any. Upon the consummation of an Exchange any shares of Common Stock reserved with respect to the Preferred Shares being exchanged shall become available for any shares of Common Stock issuable with respect to the Exchange Series B Warrants issued in such Exchange.

(17) Vote to Change the Terms of or Issue Series A Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote of the Required Holders at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may: (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Series A Preferred Shares; (c) change, amend or waive any provision of the Certificate of Designations with respect to the Series A Preferred Shares or (d) whether or not prohibited by the terms of the Series A Preferred Shares, circumvent a right of the Series A Preferred Shares by merger, consolidation or otherwise. Any amendment or waiver to this Certificate of Incorporation made in conformity with the provisions of this Section 18 shall be binding on all Holders. No such amendment or waiver shall be effective to the extent that it applies to less than all of the Holders. No vote of any class of stock other than the Series A Preferred Shares shall be required to change, amend or waive any provision of the Certificate of Designations with respect to the Series A Preferred Shares except as required by law or by another provision of the Certificate of Incorporation,

(18) Dispute Resolution. In the case of a dispute as to the determination of the Weighted Average Price, Closing Bid Price or the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall pay the applicable Redemption Price that is not disputed or shall instruct the Transfer Agent to issue to such Holder the number of shares of Common Stock that is not disputed, and the Company shall submit the disputed determinations or arithmetic calculations within two (2) Business Days of the delivery of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the applicable Holder. If such Holder and the Company are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to such Holder, then the Company shall, within two (2) Business Days submit (a) the disputed determination of the Weighted Average Price, the Closing Bid Price or the Closing Sale Price to an independent, reputable investment bank selected by such Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed, or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to an independent, outside accountant, selected by such Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company, at its expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the applicable Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(19) General Provisions.

(a) In addition to the above provisions with respect to Series A Preferred Shares, such Series A Preferred Shares shall be subject to and be entitled to the benefit of the provisions set forth in the Certificate of Incorporation of the Company with respect to preferred stock of the Company generally; provided, however, that in the event of any conflict between such provisions, the provisions set forth in this Certificate of Designations shall control.

(b) Any Series A Preferred Shares which are converted, repurchased or redeemed in full shall be automatically be deemed cancelled and shall not be reissued, sold or transferred.

(c) Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.

(d) Whenever any payment of cash is to be made by the Company to any Person pursuant to this Certificate of Designations, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds to an account designated by such Holder; provided, that a Holder, upon written notice to the Company, may elect to receive a payment of cash in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement). Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of six percent (6.0%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(e) To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Certificate of Designations.

(20) Governing Law; Jurisdiction; Jury Trial. This Certificate of Designations shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holders from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holders, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holders. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS OR ANY TRANSACTION CONTEMPLATED HEREBY.

(21) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificates representing the Series A Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by such Holder to the Company in customary form (but without any obligation to post a surety or other bond) and, in the case of mutilation, upon surrender and cancellation of the Series A Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date within five (5) Business Days of receipt of such evidence.

(22) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations and any of the other Transaction Documents shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion, redemption and the like (and the computation thereof) shall be the amounts to be received by such Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(23) Construction; Headings. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any Person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations.

(24) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(25) Transfer of Series A Preferred Shares. Each Holder may offer, sell, assign or transfer all or any portion of such Holder’s Series A Preferred Shares, the accompanying rights thereunder and shares of Common Stock issued pursuant to the terms hereof without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement. Holders shall have such right to transfer and to exercise rights with respect to fractional Series A Preferred Shares and any redemptions of Series A Preferred Shares by the Company shall be made calculating the number of applicable Series A Preferred Shares to one-ten thousandth of a Series A Preferred Share.

(26) Series A Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series A Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Series A Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Series A Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(27) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Series A Preferred Shares or the Common Stock issuable upon conversion thereof may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(28) Disclosure. Except if an individual affiliated with such Holder serves on the Board, including pursuant to the Governance Agreement, upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, such Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(29) Independent Nature of Holders’ Obligations and Rights. The rights and obligations of each Holder under any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute such Holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Certificate of Designations or out of any other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

(30) Payment of Collection, Enforcement and Other Costs. If (a) any Series A Preferred Shares of a Holder is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or a Holder otherwise takes action to collect amounts due under such Holder’s Series A Preferred Shares or to enforce the provisions of such Series A Preferred Shares or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under a Holder’s Series A Preferred Shares, then the Company shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(31) Certain Definitions. For purposes of this Certificate of Designations the following terms shall have the following meanings:

(a) “Additional Closing” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(b) “Additional Closing Date” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(c) “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act and, for purposes of Section 3(e), shall also include with respect to any Person, any other Person whose securities would be deemed to be constructively owned by such first Person, owned by a single “entity” with respect to such first Person as defined in Section 1.382-3(a)(1) of the Treasury Regulations, or otherwise aggregated with shares owned by such first Person, pursuant to the provisions of Section 382 of the Code and the Treasury Regulations promulgated thereunder.

(d) “Approved Investment” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(e) “Approved Stock Plan” means any employee benefit plan which has been approved by the Board, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(f) “Attribution Parties” means, collectively, the following Persons: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by such Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Person whose beneficial ownership of the Common Stock would or could be aggregated with such Holder’s and its other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all of its other Attribution Parties to the Maximum Percentage.

(g) “Bloomberg” means Bloomberg Financial Markets.

(h) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(i) “Buyer” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(j) “Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(k) “Capital Stock” means:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

(l) “Change of Control” means any Fundamental Transaction other than (i) an Approved Investment, (ii) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of a of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company; provided, however, that a Change of Control will be deemed not to have occurred if ninety percent (90%) or more of the consideration in the transaction or transactions which otherwise would constitute a Change of Control consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on an Eligible Market.

(m) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal

Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the Pink Open Market (f/k/a OTC Pink) published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 19. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction relating to the Common Stock occurring during the applicable calculation period.

(n) “Code” means the Internal Revenue Code of 1986, as amended.

(o) “Common Stock” means (i) the Company’s shares of common stock, par value $0.001 per share and (ii) any capital stock into which such Common Stock shall be changed or any capital stock resulting from a reorganization, recapitalization or reclassification of such Common Stock.

(p) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 5(f)(i)(A) and 5(f)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable pursuant to the terms of the Certificate of Designations.

(q) “Conversion Amount” means, for each Series A Preferred Share, the sum of (A) the Stated Value to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Dividends, if any, with respect to such Stated Value and (C) accrued and unpaid Late Charges, if any, with respect to such Stated Value and Dividends, if any.

(r) “Conversion Price” means, as of any Conversion Date or other date of determination, $3.65, as adjusted as provided herein.

(s) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(t) “Designee” means Starboard Value LP or any of its Affiliates.

(u) “Eligible Market” means the Principal Market, The New York Stock Exchange, The Nasdaq Capital Market, The Nasdaq Global Market or the NYSE American.

(v) “Equity Conditions” means each of the following conditions: (i) on each day during the Equity Conditions Measuring Period, either (x) one or more Registration Statements filed and required to be filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities including the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion or the applicable Company Optional Redemption, as the case may be, requiring the satisfaction of the Equity Conditions, in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all shares of Common Stock issuable pursuant to the terms of the Certificate of Designations, including the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion or the applicable Company Optional Redemption, as the case may be, requiring the satisfaction of the Equity Conditions, shall be eligible for sale without restriction or limitation pursuant to Rule 144 and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period the Company shall have no knowledge of any fact that would reasonably be expected to cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities, including the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion or the applicable Company Optional Redemption, as the case may be, requiring the satisfaction of the Equity Conditions, in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable pursuant to the terms of the Certificate of Designations, including the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion or the applicable Company Optional Redemption, as the case may be, requiring the satisfaction of the Equity Conditions, not to be eligible for sale without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act and any applicable state securities laws; (iii) the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion or the applicable Company Optional Redemption, as the case may be, requiring the satisfaction of the Equity Conditions may be issued in full without violating Section 5(e) hereof and the rules or regulations of the Principal Market or any other applicable Eligible Market (for the avoidance of doubt, failure of this clause (iii) shall not be deemed an Equity Conditions Failure provided that the Company complies with the applicable provisions of Section 5(d)); (iv) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been commenced or pending with delisting or suspension reasonably expected to occur within thirty (30) days of each applicable date of determination either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (v) the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion or the applicable Company Optional Redemption, as the case may be, requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market; (vi) during the Equity Conditions Measuring Period, the Company shall have delivered shares of Common Stock pursuant to the terms of the Certificate of Designations and to the holders on a timely basis as set forth in Section 5(c) hereof; (vii) if the event requiring the satisfaction of the Equity Conditions is a Mandatory Conversion, the Mandatory Conversion Price Condition is satisfied; and (viii) during the Equity Conditions Measuring Period, Holder shall not be in possession of any material, nonpublic information received from the Company, any Subsidiary or its respective agent or Affiliates.

(w) “Equity Conditions Failure” means that on the applicable date of determination through the applicable date of determination, the Equity Conditions have not each been satisfied (or waived in writing by such Holder, provided that the Equity Condition set forth in clause (iii) of such definition shall not be waivable by any Holder).

(x) “Equity Conditions Measuring Period” means each day during the period beginning thirty (30) Trading Days immediately prior to the applicable date of determination and ending on and including the applicable date of determination; provided, however, if the event requiring the satisfaction of the Equity Conditions is a Mandatory Conversion, the Equity Conditions Measuring Period shall mean the applicable date of determination.

(y) “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock other than the Stockholders Notes).

(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(aa) “Excluded Securities” means any shares of Common Stock issued or issuable: (A) under any Approved Stock Plan; (B) pursuant to the terms of this Certificate of Designations or upon the exercise of the Warrants; provided that the terms of Warrants or the Certificate of Designations, as applicable, are not amended, modified or changed on or after the Subscription Date to increase the number of shares issued or issuable pursuant to such securities (other than in connection with stock splits or combinations) or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities; and (C) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities, as applicable, are not amended, modified or changed on or after the Subscription Date to increase the number of shares issued or issuable pursuant to such securities (other than in connection with stock splits or combinations) or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities.

(bb) “Freely Tradable Shares” means (x) from and after the six (6) month anniversary of the Issuance Date, shares of Common Stock without any restrictive legend that are eligible for resale by the applicable Holder without restriction or limitation pursuant to Rule 144 of the Securities Act other than the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) and any limitation on the amount of such sales pursuant to Rule 144(e) (or any successor thereto) of the Securities Act, and (y) from and after the earlier of the Effectiveness Deadline and the Effective Date (each as defined in the Registration Rights Agreement), shares of Common Stock that are eligible for resale by the applicable Holder without restriction or limitation pursuant to an effective Registration Statement that is available for use.

(cc) “Fundamental Transaction” means (i) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of more than either (1) 50% of the outstanding shares of Common Stock, (2) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any

Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding shares of Common Stock, or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) more than 50% of the outstanding shares of Common Stock, (2) more than 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding shares of Common Stock, or (e) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) more than 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (b) more than 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the Subscription Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (iii) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(dd) “Governance Agreement” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(ee) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(ff) “Holder Optional Redemption Premium” means (i) in the case of the Holder Optional Trigger Events set forth in clauses (i) and (ii) of Section 8, 115%, (ii) in the case of the Holder Optional Trigger Event set forth in clause (iii) of Section 8, 100% and (ii) in the case of the Holder Optional Trigger Event set forth in clause (iv) of Section 8, 110%.

(gg) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

(hh) “Make-Whole Amount” means a cash amount per $100 Conversion Amount of Series A Preferred Shares being redeemed in a Change of Control determined by multiplying the applicable Make-Whole Stock Price (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the Subscription Date) by the amount set forth in the table below (with interpolation for Make-Whole Stock Prices between the amounts in the columns below) corresponding to the date of the Change of Control occurring after the date in the first column but prior to the date, if any, on the immediately following row of the first column below:

Change of Control Redemption Date	Make-Whole Stock Price
	$1.00 or less	$1.25	$1.50	$1.75	$2.00	$2.25	$2.50	$2.75	$3.00	$3.25	$3.50	$3.75	$4.00	$4.25	$4.50	$10.00	$50.00	$100.00 or greater
11/15/2019	16.61	16.40	16.49	16.63	16.92	17.31	17.76	17.93	18.41	22.24	22.18	21.50	19.87	18.38	17.53	5.46	0.95	0.47
11/15/2020	21.98	20.84	20.35	20.24	20.32	20.16	20.44	20.39	20.35	20.83	20.82	20.21	18.65	17.18	16.38	4.84	0.80	0.40
11/15/2021	19.02	18.20	17.93	18.02	18.26	18.23	18.61	18.64	18.68	19.25	19.29	18.76	17.27	15.83	15.09	4.14	0.65	0.32
11/15/2022	15.86	15.35	15.31	15.59	15.98	16.08	16.56	16.69	16.80	17.47	17.56	17.12	15.71	14.29	13.61	3.35	0.49	0.24
11/15/2023	12.42	12.35	12.51	12.81	13.17	13.70	13.95	14.48	14.70	15.41	15.60	15.26	13.72	12.90	11.68	2.56	0.31	0.16
11/15/2024	9.03	9.26	9.63	10.02	10.59	11.09	11.56	11.97	12.55	12.89	13.43	13.17	11.78	10.55	9.85	1.38	0.16	0.08
11/15/2025	5.42	5.81	6.32	6.97	7.61	8.26	8.92	9.53	10.10	10.61	11.03	10.75	9.58	8.55	7.56	0.03	0.01	0.00
11/15/2026	1.99	2.23	2.66	3.25	3.94	4.70	5.47	6.28	7.04	7.80	8.55	8.53	7.48	6.63	5.90	0.00	0.00	0.00
11/15/2027	0.05	0.04	0.03	0.03	0.02	0.03	0.06	0.25	0.79	1.79	3.12	3.82	3.52	3.30	3.12	0.00	0.00	0.00

The exact Make-Whole Stock Price and Change of Control Redemption Date may not be set forth in the table above, in which case, if the Make-Whole Stock Price is between two such amounts in the table or the Change of Control Redemption Date is between two Change of Control Redemption Dates in the table, the applicable value will be determined by straight-line interpolation between the applicable value set forth for the higher and lower Make-Whole Stock Prices and the earlier and later Change of Control Redemption Dates, as applicable, based on a 365-day year. In no event shall the Make-Whole Amount be greater than or less than the maximum and minimum values set forth in the table above and no Make-Whole Amount shall be paid with respect to a Change of Control occurring on or after November 15, 2027.

(ii) “Make-Whole Stock Price” means (i) the cash amount paid per share of Common Stock, if the holders of Common Stock receive only cash in the applicable Change of Control or (ii) in any other situation, the price of the Common Stock at the time of the consummation of the applicable Change of Control (all such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction relating to the Common Stock during such period).” Material Adverse Effect” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(jj) “Maturity Date” shall be November 15, 2027 (the “Original Maturity Date”), as may be extended at the option of any Holder with respect to such Holder’s Series A Preferred Shares (i) in the event that, and for so long as, a Triggering Event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 31(rr)) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 31(rr)) that with the passage of time and the failure to cure would result in a Triggering Event and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice is delivered prior to the Maturity Date; provided, however, in the event a Holder elects to extend the Original Maturity Date as provided herein, the Company shall nevertheless have the right to pay the Maturity Redemption Price at any time after the Original Maturity Date so long as no properly delivered Conversion Notice is outstanding.

(kk) “Maximum Percentage” means, initially, 4.89%, which may be increased or decreased in accordance with the provisions of Section 5(e)(i); provided, however, that upon receipt by a Holder of a Mandatory Conversion Notice or a Company Optional Redemption Notice, then, the Maximum Percentage shall immediately and automatically, without any further action by such Holder, be set at such percentage set forth by the Company in such Mandatory Conversion Notice or Company Optional Redemption Notice, as applicable, which percentage shall not exceed the lowest of (i) if such Holder does not have an Affiliate that serves as a director on the Board and such Holder is not otherwise subject to Section 16 of the Exchange Act, 9.99%, (ii) such percentage that in the reasonable discretion of the Board does not trigger any adverse consequences to the Company, including but not limited to an adverse effect on the Company’s ability to use any available net operating loss and (iii) such percentage that in the reasonable discretion of the Holder does not trigger any adverse consequences to the Holder; provided, further, that immediately following the consummation of the applicable Mandatory Conversion or Company Optional Redemption, as the case may be, the Maximum Percentage shall again be set at 4.89%, which may be increased or decreased in accordance with the provisions of Section 5(e)(i).

(ll) “Notes” means: (i) the SPA Notes, (ii) all Senior Secured Convertible Notes, if any, issued by the Company in an Exchange and (iii) all Stockholders Notes.

(mm) “Option Value” means the value of an Option calculated using the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest Weighted Average Price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(nn) “Options” means any rights, warrants or options to subscribe for or purchase (i) shares of Common Stock or (ii) Convertible Securities.

(oo) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(pp) “Permitted Securities” means (i) Excluded Securities and (ii) securities issued by the Company in a primary offering pursuant to a registration statement that is declared effective under the Securities Act.

(qq) “Person” means an individual, a limited liability company, a partnership (limited or general), a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(rr) “Principal Market” means The Nasdaq Global Select Market.

(ss) “Preferential Dividend Rate” means, initially, 3.00% per annum (the “Initial Preferential Dividend Rate”), and from and after the consummation of an Approved Investment, the Initial Preferential Dividend Rate shall be increased to 8.00% per annum.

(tt) “Redemption Dates” means, collectively, each Triggering Event Redemption Date, each Change of Control Redemption Date, the Company Optional Redemption Date, each Holder Optional Redemption Date and the Maturity Date, each of the foregoing, individually, a “Redemption Date”.

(uu) “Redemption Notices” means, collectively, each Notice of Redemption at Option of Holder, each Change of Control Redemption Notice, the Company Optional Redemption Notice, each Holder Optional Redemption Notice and any other redemption notices set forth herein, each of the foregoing, individually, a “Redemption Notice”.

(vv) “Redemption Prices” means, collectively, each Triggering Event Redemption Price, each Change of Control Redemption Price, the Company Optional Redemption Price, each Holder Optional Redemption Price, the Maturity Date Redemption Price and any other redemption price set forth herein (including, in each case, any interest and damages thereon), each of the foregoing, individually, a “Redemption Price”.

(ww) “Registrable Securities” shall have the meaning ascribed to such term in the Registration Rights Agreement.

(xx) “Registration Rights Agreement” means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the Buyers, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

(yy) “Registration Statement” shall have the meaning ascribed to such term in the Registration Rights Agreement.

(zz) “Required Holders” means the Holders representing at least a majority of the aggregate Series A Preferred Shares then outstanding and shall include the Designee so long as the Designee and/or any of its Affiliates is a Holder.

(aaa) “SEC” means the United States Securities and Exchange Commission.

(bbb) “Securities Act” means the Securities Act of 1933, as amended.

(ccc) “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the Subscription Date, by and among the Company and the Buyers pursuant to which the Company issued the Series A Preferred Shares, the Notes and the Warrants, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

(ddd) “Series A Warrants” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(eee) “Series B Warrants” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(fff) “Series B Warrant Shares” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(ggg) “SPA Notes” means all Senior Secured Convertible Notes, if any, issued by the Company pursuant to the Securities Purchase Agreement on an Additional Closing Date.

(hhh) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Eligible Market with respect to the Common Stock as in effect on the date of delivery of the applicable Conversion Notice.

(iii) “Stated Value” means, per Series A Preferred Share, $100, subject to adjustment to preserve such value for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events relating to the Series A Preferred Shares after the Subscription Date.

(jjj) “Stockholder Approval” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(kkk) “Stockholder Meeting Deadline” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(lll) “Stockholders Notes” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(mmm) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(nnn) “Subscription Date” means November 18, 2019.

(ooo) “Subsidiary” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(ppp) “Successor Entity” means one or more Person or Persons (or, if so elected by the Required Holders, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Required Holders, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(qqq) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock on such day, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(rrr) “Transaction Documents” shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(sss) “Transfer Agent” means Computershare Trust Company, N.A. or such other agent or agents of the Company as may be designated by the Board as the transfer agent for the Preferred Stock and/or the Common Stock, as applicable.

(ttt) “Treasury Regulations” means the final and temporary (but not proposed) tax regulations promulgated under the Code, as such regulations may be amended from time to time.

(uuu) “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(vvv) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the Pink Open Market (f/k/a OTC Pink) published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 19. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction relating to the Common Stock occurring during the applicable calculation period.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Clifford Press, its Chief Executive Officer, as of the 18th day of November, 2019.

ACACIA RESEARCH CORPORATION

By:	/s/ Clifford Press
Name: Clifford Press
Title: Chief Executive Officer

EXHIBIT I

ACACIA RESEARCH CORPORATION

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Acacia Research Corporation (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Shares”), of Acacia Research Corporation, a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Series A Preferred Shares to be converted:

Stock certificate no(s). of Series A Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Series A Preferred Shares are being converted to the Holder, or for its benefit, as follows:

Notwithstanding anything to the contrary contained herein, this Conversion Notice shall constitute a representation by the Holder of the Series A Preferred Shares submitting this Conversion Notice that after giving effect to the conversion provided for in this Conversion Notice, such Holder (together with its Attribution Parties) will not have beneficial ownership of a number of shares of Common Stock which exceeds the Maximum Percentage of the total outstanding shares of Common Stock of the Company as determined based on the Reported Outstanding Share Number and otherwise pursuant to the provisions of Section 5(e)(i) of the Certificate of Designations.

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

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☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

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ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Computershare Trust Company, N.A. to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated November 18, 2019 from the Company and acknowledged and agreed to by Computershare Trust Company, N.A.

ACACIA RESEARCH CORPORATION

By:

Name:

Title: